Exhibit 10.10

SCHEDULE OF PARTICIPATING OFFICERS

Armstrong World Industries, Inc. has entered into substantially similar agreements with certain of its officers, including John N. Rigas, Stephen J. Senkowski and William C. Rodruan. Mr. Rodruan’s agreement has been modified to provide a 2x multiplier, and Section 16(P) has been modified to remove the “modified single trigger” provision.